Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 27, 2019 with respect to the consolidated financial statements included in the Annual Report of Bonanza Creek Energy, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Bonanza Creek Energy, Inc. on Forms S-8 (File No. 333-229431 and File No. 333-217545) and Forms S-4 (File No. 333-251401 and File No. 333-251402).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 17, 2021